Exhibit 99.1

Missouri Public Service Commission Issues Rate Order Approving Agreement Reached in Missouri American Water Case

Rate review request filed in June of 2020 reflects investments made to maintain and improve reliable water and wastewater service.

ST. LOUIS, Mo. (April 8, 2021) – The Missouri Public Service Commission (MoPSC) has approved an agreement reached by the parties in Missouri American Water’s request for a rate review for its water and wastewater operations. The order was approved by the MoPSC on April 7 after parties involved worked together to reach an agreement settling all issues brought forth in the rate review.

“We are committed to carefully planning and investing in our systems to provide safe, clean, and reliable service to nearly 1.5 million Missourians in more than 200 communities,” said Debbie Dewey, president of Missouri American Water. “Many communities throughout the nation are struggling to meet state and federal regulations regarding water quality and wastewater treatment, but our customers can confidently use the services we provide knowing we continue to make the critical investments needed to not only meet but surpass them.”

The rate order includes approximately $620 million in water and wastewater system improvements made since the end of 2017. Most residential water customers will see no change or a slight decrease in their total monthly bill, while most residential wastewater customers will see a small increase of about $3 to $5 in their monthly bill. New rates are expected to take effect by the end of May this year.

“Missouri American Water is steadfastly committed to addressing the needs of our most vulnerable customers and being responsive to the current environment caused by the pandemic,” Dewey continued. “At the same time, we remain focused on meeting the current and future needs of our customers through sound infrastructure and public health protection by making prudent, ongoing investments to maintain and upgrade water and wastewater systems.”

For more details on the company’s rate review, visit www.missouriamwater.com and select “Your Water and Wastewater Rates” under the Customer Service menu.

Missouri American Water
Missouri American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and/or wastewater services to approximately 1.5 million people.

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,000 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to 15 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Media Contacts:
Eastern/Central MO:
Samantha Williams, External Affairs Manager
C: 314- 437-8738     E: Samantha.williams@amwater.com

Western MO:
Christie Barnhart, External Affairs Manager
C: 417-529-9781    E: christie.barnhart@amwater.com

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